EXHIBIT 10.1

EMPLOYMENT AGREEMENT

BETWEEN

YI XIN INTERNATIONAL COPPER INC.

AND

LINQUAN HU

________________________________

Dated August 14, 2008

________________________________

THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 14, 2008 is entered into by and between Yi Xin International Copper Inc, a company organized and existing under the laws of the State of Delaware (the "Company"), and Linquan Hu ("Executive"), and shall become effective as of the date hereof (the "Effective Date").

WHEREAS, the Company desires to employ Executive and to enter into an agreement embodying the terms of such employment on and after the Effective Date and considers it essential to its best interests and the best interests of its shareholders to foster the employment of Executive by the Company during the term of this Agreement; and

WHEREAS, Executive desires and is willing to enter into such employment with the Company and to enter into this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1.           Definitions. For the purposes of this Agreement:

"Group" means the Company and any company which is for the time being and from time to time, the holding company, parent, subsidiary or Affiliate of the Company.

"Affiliate" of a Person (the "Subject Person") means any other Person directly or indirectly controlling, controlled by or under common control with the Subject Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (a) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (b) possession directly or indirectly of 50% or more of the voting power of such Person or (c) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Person", for the purpose of this Agreement, means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, Limited Liability Company, government or any department or agency thereof, or any other entity.

2.           Term of Employment.  Subject to the provisions of Section 0 of this Agreement, this Agreement shall be effective for a period commencing on the Effective Date and ending on the day immediately preceding the Third (3th) anniversary of the Effective Date (the "Initial Term"); provided, however, that such term shall be automatically extended for successive twelve (12) month periods unless, no later than thirty (30) days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or his desire not to extend the term hereof (the Initial Term together with any extension shall be referred to hereinafter as the "Employment Term").

3.           Position.

(a)           Executive shall serve as the Chief Executive Officer of the Company.  In such position, Executive shall have such duties and authority as stated in the Job attached to this Agreement as Attachment I.  Executive shall report to the Board of Directors of the Company (the “Board”). The Board shall have the right to adjust the duties and authority of Executive, provided the adjustment shall be suitable for an ordinary position of any Chief Executive Officer, shall not be substantial and shall be previously agreed by Executive.

(b)           During the Employment Term, Executive will devote his business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

4.           Base Salary.  During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $ 24,000, payable in regular installments in accordance with the Company's usual payroll practices. The Board may from time to time review and increase the Base Salary in its sole discretion. However the Base Salary shall not be decreased during the Employment Term. During the Employment Term, the Executive shall be eligible for any bonus program approved by the Board for the benefit of the senior executives of the Company; provided however, that the foregoing shall not create any presumption that a bonus will actually be granted by the Company to the Executive.

5.           Other Compensation The Company shall pay the executive 250,000 restricted shares of common stock (“Stock Award”), vesting in three equal installments over three years.

6.           Employee Benefits.  During the Employment Term, Executive shall be provided with benefits on the same basis, as benefits are generally made available to other senior executives of the Company.

7.           Vacation.  Executive shall be entitled to three (3) weeks annual paid vacation in accordance with the vacation accrual policy of the Company, in addition to the official regulatory holidays and vacations.

8.           Business Expenses.  During the Employment Term, the Company in accordance with Company policies shall reimburse all business expenses incurred by Executive in the performance of his duties hereunder.

9.           Termination.  Notwithstanding any other provision of this Agreement:

(a)           For Cause by the Company.   The Company hereunder, may terminate the Employment Term, and Executive’s employment at any time for "Cause" (as defined below) upon delivery of a 30-day "Notice of Termination" (as defined in Section 90) by the Company to Executive, in which the cause or reason of such termination is stated.  For purposes of this Agreement, "Cause" shall mean, in each case, as reasonably determined by the Board: (i) conviction of, or entry of a pleading of guilty or no contest by, Executive with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) Executive's willful dishonesty towards the Company; (iii) Executive's willful and continued failure to perform substantially all of his duties with the Company, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for substantial performance and Executive neglects to cure such a failure to the reasonable satisfaction of the Board within fifteen (15) days following receipt of such written demand; (iv) Executive's material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations or his material breach of this Agreement; (v) Executive's theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; or (vi) Executive's habitual intoxication or continued abuse of illegal drugs which materially interferes with Executive's ability to perform his assigned duties and responsibilities.

If Executive is terminated for Cause pursuant to this Section 90 he shall be entitled to receive only his Base Salary, vested stock award and authorized benefits through the date of termination and he shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement.  All other benefits, if any, due to the Executive following Executive's termination of employment for Cause pursuant to this Section 90 shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(b)           Disability or Death.  The Employment Term, and Executive's employment hereunder, shall terminate immediately upon his death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one hundred twenty (120) days during any consecutive six (6) month period to perform his duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as "Disability").  Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive his Base Salary through the date of termination and any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs.  Executive or Executive's estate (as the case may be) shall have no further rights to any compensation (including any Base Salary, stock award or Bonus) or any other benefits under this Agreement.  All other benefits, if any, due Executive following Executive's termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive (or his estate, as the case may be) shall not participate in any severance plan, policy or program of the Company.

(c)           Without Cause by the Company. The Employment Term, and Executive's employment hereunder, may be terminated by the Company without Cause (other than by reason of Executive's Disability) following the delivery of a Notice of Termination to Executive.  If Executive's employment is terminated by the Company without Cause (other than by reason of Disability) , Executive shall receive, within ten (10) days following termination (ii) any vested but unissued Stock Award and (iii) any earned but unpaid Base Salary through the date of termination and (ii) any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs.  In addition, subject to Executive's compliance with Sections 10, 11 and 12, Executive shall continue to receive in bi-weekly installments the Base Salary Executive would have otherwise received through the first (1st) anniversary of the date of termination; provided, however, that if necessary to avoid additional or accelerated taxation pursuant to Section 409A of the Code, Executive will receive the first twelve (12) installments of the foregoing payments on the six-month anniversary of the date of his termination in a lump sum payment and the remainder of such payments shall thereafter be paid in bi-weekly installments through the first anniversary of the date of termination.  Executive shall have no further rights to any compensation (including any Base Salary, stock award or Bonus) or any other benefits under this Agreement.  All other benefits, if any, due Executive following a termination pursuant to this Section 90 shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

（d）For Good Reason of Executive. The Employment Term, and Executive's employment hereunder, may be terminated by Executive for "Good Reason" (as defined below) following the delivery of a Notice of Termination to the other party.  If Executive's employment is terminated by Executive for Good Reason, Executive shall receive, within thirty (30) days following termination, a lump sum payment of (i) any earned but unpaid Base Salary through the date of termination and (ii) any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs.  In addition, subject to Executive's compliance with Sections 0, 0 and  0, Executive shall continue to receive in bi-weekly installments the Base Salary Executive would have otherwise received through the first (1st) anniversary of the date of termination; provided, however, that if necessary to avoid additional or accelerated taxation pursuant to Section 409A of the Code, Executive will receive the first twelve (12) installments of the foregoing payments on the six-month anniversary of the date of his termination in a lump sum payment and the remainder of such payments shall thereafter be paid in bi-weekly installments through the first anniversary of the date of termination.  Executive shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement.  All other benefits, if any, due Executive following a termination pursuant to this Section 00 shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

For purposes of this Agreement, "Good Reason" means:

(i)           Any failure by the Company to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith;

(ii)           any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties or responsibilities with the Company (including any material and adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of any event set forth in Section 90, 0 or 0; or

(iii)           any failure by the Company to comply with the provisions of Section 0 or 5 of this Agreement;

provided that a termination by Executive with Good Reason shall be effective only if, within thirty (30) days following the delivery of a Notice of Termination for Good Reason by Executive to the Company, the Company has failed to cure the circumstances giving rise to Good Reason.

(d)           Termination by Executive without Good Reason.  Executive hereunder, may terminate the Employment Term, and Executive’s employment without Good Reason following the delivery of a Notice of Termination to the Company.  Upon a termination by Executive pursuant to this Section 90,  Executive shall be entitled to his Base Salary , Stock Award and Bonus up to the date of such termination and he shall have no further rights to any compensation (including any Base Salary, Stock Award or Bonus) or any other benefits under this Agreement.  All other benefits, if any, due Executive following termination pursuant to this Section 90shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(e)           Notice of Termination.  Any purported termination of employment by the Company or Executive (other than on account of the death of Executive) shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 15(j) hereof.  For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.  The date of termination of Executive's employment shall be the date so stated in the Notice of Termination and shall be no less than thirty (30) days following the delivery of a Notice of Termination; except that in the case of a termination by the Company for Cause in accordance with the terms of Section 9(a) hereof, in which case the date of termination of Executive’s employment may be, at the sole discretion of the Company, be the same date as the delivery of the Notice of Termination.

10.           Non-Competition/Non-Solicitation.

(a)           Executive acknowledges and recognizes the highly competitive nature of the "Business" (as defined below) of the Company and its subsidiaries and affiliates and accordingly agrees as follows:

(i)           (A)  The term "Business" means reprocessing of scrap copper (or other metals) into copper rods, wire, valves or any other products, whether directly by the Company or through its various subsidiaries or Affiliates (including without limitation Yi Xin Copper, Ltd., a People’s Republic of China Company ), of and such other related business activities as the Company may engage in from time to time; (B) the Business is conducted primarily in the People's Republic of China ("China" or the "PRC"); (C) Executive has intimate and valuable knowledge of the Business, as well as technical, financial, customer, supplier and other confidential information related to the Business, which, if exploited by Executive in contravention of the terms of this Agreement, would seriously, adversely and irreparably affect the ability of the Company to continue the Business; (D) the agreements and covenants contained in this Agreement, as they relate to the Business and otherwise, have been determined by the Company to be essential to protect the Business and goodwill of the Company; (E) for purposes of this Section 10, the Company shall be construed to include the Company and its subsidiaries and affiliates; and (F) Executive has the means to support himself and his dependents other than by engaging in the Business, and the provisions of this Agreement will not impair such ability in any manner whatsoever.

(ii)           During the Employment Term and until the third anniversary of the date Executive ceases to be employed by the Company (the "Restricted Period"), Executive will not directly or indirectly, (A) engage in the Business for Executive's own account in China, (B) enter the employ of, or render any services to, any Person engaged in the Business in the  PRC or (C) acquire a financial interest in, or otherwise become actively involved with, any person engaged in the Business in the PRC, directly or indirectly (and whether or not for compensation), as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with business relationships (whether formed before or after the Effective Date) between the Company and customers or suppliers of, or consultants to, the Company.

(iii)           Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely through passive ownership as a portfolio investment (with no director designation rights or other special governance rights), securities of any person engaged in the Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 1% or more of any class of securities of such person.

(iv)           During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company, or directly or indirectly hire, any person who is an employee of or consultant then under contract with the Company or who was an employee of or consultant then under contract with the Company within the one year preceding such activity without the Company's written consent.

(b)           It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 10 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.           Nondisparagement.  Executive agrees (whether during or after Executive's employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers or shareholders of the Company or its affiliates unless giving truthful testimony under subpoena.

12.           Confidentiality.  Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any "Confidential Information" (as defined below) except while employed by the Company, in furtherance of the business of and for the benefit of the Company or its affiliates; provided that Executive may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.  For purposes of this Section 12, "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the Company or its subsidiaries, affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).  Upon termination of Executive's employment with the Company and its affiliates, Executive shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information, including all copies thereto.

13.           Assignment of Inventions.

(a)           Exhibit A hereto lists all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Executive prior to his employment with the Company (collectively referred to as "Prior Inventions"), which belong to the Executive, which relate to the Company's Business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, the Executive represents that there are no such Prior Inventions.

(b)           If in the course of his employment with the Company, the Executive incorporates into a product, process or machine of the Company and/or any other member of the Group a Prior Invention owned by him or in which he have an interest, the Company and/or any member of the Group is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(c)           The Executive shall promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign, free or charge, to the Company, or its designee, all the right, title, and interest he may have in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, processes, copyright works, know-how, Confidential Information, any other work's information or matter which gives rise or may give rise to any intellectual property of whatsoever nature, whether or not patentable or registrable under any law of any country, which he may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during his employment with the Company (collectively referred to as "Inventions"), except as provided in Section 13(j) below.

(d)           The Executive acknowledges that the Company, or its designee, has the absolute title, right or interest in and to any and all original inventions or works of authorship which are made by him, as an employee, (solely or jointly with others) within the scope of and during the period of the employment with the Company and which inventions and works are the "service invention-creation" and "works made for hire" as defined under applicable law.  If any one or more of the aforementioned Inventions can be protected by copyright and are not considered to be "service invention-creation" or "works made for hire" as defined under applicable law, such items shall be deemed to be assigned and transferred completely and exclusively to the Company, or its designee, by virtue of the execution of this Agreement by the Executive.

(e)           The Executive acknowledges that the decision whether or not to commercialize or market any invention developed by him solely or jointly with others is within the Company' sole discretion and for the sole benefit of the Company and/or any other member of the Group, and that no royalty will be due to the Executive as a result of the Company's efforts (or the efforts of any member of the Group) to commercialize or market any such Invention.

(f)           The Executive shall keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(g)           The Executive shall assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's (or its designee's) rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto, and to do all other things reasonably requested by the Company, or its designee, (both during and after the term of this Agreement) in order to vest more fully in the Company, or its designee, all ownership rights in the Inventions.

(h)           If the Company is unable because of the Executive's mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States, PRC or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as set forth above, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(i)           With respect to Inventions that are not considered as "service invention-creation" or "works made for hire" under applicable law, to the extent that any application, registration or other governmental processes may be required in order to protect the Company's, or its designee's ownership of any Inventions, the Executive hereby grants the Company, or its designee, an irrevocable power of attorney to execute all documents and do all acts in his name as the Company, or its designee, may deem necessary or advisable to effect such processes and agrees to diligently and faithfully assist the Company, or its designee, in effecting such processes.

(j)           Any assignment of any Inventions under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights").  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where such Moral Rights exist, the Executive hereby waives such Moral Rights and consent to any action of the Company, or its designee, that would violate such Moral Rights in the absence of such consent.  The Executive hereby covenants to confirm any such waivers and consents from time to time as requested by the Company, or its designee.

(k)           In respect of any inventions which are not Inventions but which relate to the business of the Company or Group, the Company or any member of the Group shall have a pre-emptive right to acquire for itself or its nominee all or any part (at the Company's option) of the Executive's rights therein within three (3) months of their disclosure by the Executive to the Company under Section 13(c) above on such terms as shall be agreed by the Company and Executive.  In the event that the Company or any member of the Group decides not to acquire such inventions, the Executive hereby grants to the Company, a perpetual, worldwide, irrevocable, royalty-free, fully paid-up, exclusive license to use for any and all purposes and in any manner any such other inventions that are within the scope of the actual and anticipated business of the Company or the Group.

14.           Enforcement of Restrictive Covenants.  Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Sections 10, 11,12 and 13 herein would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  In addition, upon a violation by Executive of Section 10, 11, 12 or 13, as determined in good faith by the Board, all payments remaining due to Executive pursuant to Section 9(c), if applicable, shall immediately cease.

15.           Miscellaneous.

(a)           Acceptance.  Executive hereby represents that his performance and execution of this Agreement does not and will not constitute a breach of any agreement or arrangement to which he is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement.

(b)           Settlement and Arbitration of Disputes: Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the rules of the China International Economic and Trade Arbitration Commission, which the arbitration rules shall be effective at the time of applying. The case shall be heard in Beijing. The arbitral award shall be final, and it shall be bound by both parties.

(c)           Entire Agreement/Effectiveness of this Agreement.  This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the parties with respect to the subject matter thereof.

(d)           Amendments.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  Sections 10, 11, 12, 13 and 14 survive the termination of this Agreement and the termination of Executive's employment with the Company, except as otherwise specifically stated therein.

(e)           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f)           Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, each such provision shall be processed with whatever deletion or modification is necessary so that the provision is otherwise legal, valid and enforceable and gives effect to the commercial intention of the parties. To the extent it is not possible to delete or modify the provision, in whole or in part, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the validity, legality and enforceability of the remaining provisions of this Agreement shall, subject to any deletion or modification made hereunder, not be affected.

(g)           Assignment.  Executive shall not have the right to assign his interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement.  The Company may assign all rights and obligations under this Agreement to any successor in interest to substantially all of the business operations of the Company. However the Company shall guarantee that Executive continues to enjoy all the rights and benefits under this Agreement once the rights and obligations of the Company under this Agreement is assigned to the third party. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company.

(h)           Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender's receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given seven  (7) days after the date of deposit in the United States mail.

If to Executive, to:

James Qi
No.1 Guiba Rd,
Guixi District, Yingtan City
Jiangxi Province, 335400

If to the Company, to:
No.1 Guiba Rd,
Guixi District, Yingtan City
Jiangxi Province, 335400
Facsimile: +86 (701)333-8888
Attention: Linquan Hu

with a copy to:

Hodgson Russ LLP
1540 Broadway, 24th Floor
New York, NY 10036
Facsimile: (212) 751-0928
Attention: Jeffrey Rinde

(i)           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j)           Continuation of Employment.  Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment "at will" and shall not be deemed to extend any of the provisions of this Agreement, and Executive's employment may thereafter be terminated at will by Executive or the Company.

(k)           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE (Chief Executive Officer)
/s/ Linquan Hu
Linquan Hu

Yi Xin International Copper Inc.

By:/s/ Fucan Dong

Name: Fucan Dong

Title: Director

EXHIBIT A

Prior Inventions

None

Attachment I

Duties of CEO:

The Company employs Linquan Hu as the CEO to perform the customary duties of those positions set forth in the By-laws, and as the Company, by action of its Board of Directors, may provide from time to time. During the term of this Agreement, the President shall devote his ability and attention to the business of the Company on a regular, "best efforts," and professional basis and at all times such efforts shall be under the direction of the Board of Directors. And shall report directly to the Board of the Company and his detail duties are as following:

Setting strategy and vision. The CEO sets the direction together with senior management team, and they develop strategy.  In regards to which markets the company will enter, against which competitors, with what product lines, how will the company differentiate itself, the CEO decides, sets budgets, forms partnerships, and hires a team to steer the company accordingly.

Team-building. The CEO hires, fires, and leads the senior management team. They, in turn, hire, fire, and lead the rest of the organization.  The CEO must be able to hire and fire non-performers. He must resolve differences between senior team members, and keep them working together in a common direction. He sets direction by communicating the strategy and vision of where the company is going.

Capital allocation. The CEO sets budgets within the firm. He funds projects which support the strategy, and ramps down projects which lose money or don’t support the strategy. He considers carefully the company’s major expenditures, and manages the firm’s capital. If the company can’t use each dollar raised from investors to produce at least $1 of shareholder value, she decides when to return money to the investors.